Exhibit 10.2

NORWEGIAN CRUISE LINE HOLDINGS LTD.

2013 PERFORMANCE INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Award Agreement”) is dated as of [            , 2013] (the “Award Date”) by and between Norwegian Cruise Line Holdings Ltd., (the “Company”), and [                    ] (the “Director”).

W I T N E S S E T H

WHEREAS, pursuant to the Norwegian Cruise Line Holdings Ltd. 2013 Performance Incentive Plan (the “Plan”), the Company hereby grants to the Director, effective as of the date hereof, an award of restricted Ordinary Shares (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Director, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2. Grant. Subject to the terms of this Award Agreement, the Company hereby grants to the Director an Award with respect to an aggregate of [                    ] restricted Ordinary Shares (the “Restricted Shares”).

3. Vesting. Subject to Section 6 below, the Award shall vest, and restrictions shall lapse, in substantially equal quarterly installments on each of [insert last day of each of the first eight fiscal quarters following the grant date]. The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. The restrictions applicable to the Restricted Shares subject to the Award shall continue in effect with respect to any consideration, property or other securities received (other than ordinary dividends) in respect of such Restricted Shares (“Restricted Property”), and any such Restricted Property shall vest at such times and in such proportion as the Restricted Shares to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such Restricted Shares had remained outstanding.

4. Dividend and Voting Rights. After the Award Date, the Director shall be entitled to cash dividends and voting rights with respect to the Restricted Shares subject to the Award even though such shares are not vested, provided that such rights shall terminate immediately as to any Restricted Shares that are forfeited pursuant to Section 6 below.

5. Stock Certificates.

(a) Book Entry Form. The Company shall issue the Restricted Shares subject to the Award either: (a) in certificate form, or (b) in book entry form, registered in the name of the Director with notations regarding the applicable restrictions imposed under this Award

Agreement and the Plan. Any certificates representing Restricted Shares that may be delivered to the Director by the Company prior to vesting shall be redelivered to the Company to be held by the Company until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear appropriate legends regarding the restrictions imposed under this Award Agreement and the Plan.

(b) Delivery of Certificates Upon Vesting. Promptly after the vesting of any Restricted Shares pursuant to Section 3 hereof or Section 7 of the Plan, the Company shall, as applicable, either remove the notations on any Restricted Shares issued in book entry form which have vested or deliver to the Director a certificate or certificates evidencing the number of Restricted Shares which have vested. The shares so delivered shall no longer be restricted shares hereunder or under the Plan.

6. Effect of Termination of Services. If the Director ceases to provide services to the Company or a Subsidiary (the date of such termination of service is referred to as the Director’s “Severance Date”), the Director’s Restricted Shares shall be forfeited to the Company to the extent such shares have not become vested pursuant to Section 3 hereof or Section 7 of the Plan upon the Severance Date. Upon the occurrence of any forfeiture of Restricted Shares hereunder, such unvested, forfeited shares shall be automatically transferred to the Company as of the Severance Date, without any other action by the Director (or the Director’s beneficiary or personal representative in the event of the Director’s death or disability, as applicable). No consideration shall be paid by the Company with respect to such transfer. The Director, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Award Agreement, the Company and each of its authorized representatives as the Director’s attorney(s) in fact to effect any transfer of unvested forfeited shares to the Company as may be required pursuant to the Plan or this Award Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer. The Company may take any action necessary or advisable to evidence such transfer.

7. Plan. The Award and all rights of the Director under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Director agrees to be bound by the terms of the Plan and this Award Agreement. The Director acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement.

8. Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan may be amended pursuant to Section 8.6 of the Plan. This Award Agreement may be amended by the Board from time to time. Any such amendment must be in writing and signed by the Company. Any such amendment that materially and adversely affects the Director’s rights under this Award Agreement requires the consent of the Director in order to be effective with respect to the Award. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Director hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

9. Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10. Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

11. Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of Bermuda without regard to conflict of law principles thereunder.

12. No Advice Regarding Grant. The Director is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Director may determine is needed or appropriate with respect to the Restricted Shares (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award, the advantages and disadvantages of making an election under Section 83(b) of the Code with respect to the Award, and the process and requirements for such an election).

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Director has hereunto set his or her hand as of the date and year first above written.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:

DIRECTOR

Signature

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